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                                                                  Exhibit 10(r)

                                Integra Division
                          Apogee of Pennsylvania, Inc.
                             1018 West Ninth Avenue
                       King of Prussia, Pennsylvania 19406



                                  May 16, 1997



Eric E. Anderson, Ph.D.
21 Hillcrest Drive
Upper Saddle River, New Jersey 07458

Dear Eric:

         This letter sets forth our agreement on matters relating to your employment with Apogee of Pennsylvania, Inc., a Delaware corporation (the "Company").

         1. Employment, Term.

         1.1 You (the "Executive") shall be employed by the Company for the term set forth in Section 1.2 of this Agreement in the positions and with the responsibilities, duties and authority set forth in Section 2 of this Agreement and on the other terms and conditions set forth in this Agreement.

         1.2 The term of the Executive's employment under this Agreement shall be from May 16, 1997 (the "Effective Date") to December 31, 1998 (the "Term"), unless sooner terminated by the Executive or the Company as provided herein.

         2. Duties.

         2.1 The Executive shall be employed by the Company as the Executive Vice President of the Integra Division of the Company. The Executive shall have such responsibilities and perform such duties consistent with his position as shall be assigned to the Executive by the President of the Integra Division of the Company. The Executive shall report to President of the Integra Division of the Company and to the President of Apogee, Inc., a Delaware corporation and the parent company of the Company ("Apogee") or to the designee of the President of Apogee.

         2.2 The President of Apogee and the Executive have discussed the appointment of the Executive as President and Chief Executive Officer of the Integra Division of the Company effective January 1, 1998. It is agreed that the decision to make such appointment shall be in the sole discretion of the President of Apogee. If the President of Apogee shall fail to appoint the Executive as President and Chief Executive Officer of the Integra Division of the Company for any reason other than for Due Cause (as hereinafter defined), the Executive shall have the right to terminate this Agreement in accordance with Section 10.5. As President and Chief Executive Officer of the Integra Division of the Company, the Executive shall have such responsibilities and perform such duties consistent with his position as shall be assigned to the Executive by the President of Apogee. The Executive shall report to the President of Apogee.

         2.3 The Executive shall devote all his working time and efforts to the business of the Company. The Executive represents that the Executive is not bound by the provisions of any non-competition, confidentiality or similar agreement not heretofore disclosed by the Executive in writing to the Company.

         3. Compensation.

         3.1 SALARY. For the period commencing on the Effective Date and terminating on the date that the Executive is appointed as President and Chief Executive Officer of the Integra Division of the Company, the Executive's salary shall be at a rate per annum of $175,000, payable in accordance with the normal payroll practices of the Company (the "Base Salary"). Effective as of the date that the Executive is appointed as President and Chief Executive Officer of the Integra Division of the Company, the Executive's Base Salary shall be at a rate per annum of $200,000, payable in accordance with the normal payroll practices of the Company. In addition, the Executive may be entitled to receive merit increases in salary during the Term in amounts and at such times as shall be determined by the President of Apogee in his sole discretion.

         3.2 BONUS OPPORTUNITY. In addition to the Executive's salary, the Executive shall be eligible to participate in an annual bonus program. Under the bonus program, the Executive shall have an annual bonus opportunity of up to thirty (30%) percent of the Base Salary at the annual rate then in effect (the "Bonus"). Bonus goals for the Term shall be mutually agreed upon by the Executive and the President of Apogee.

         Except as otherwise provided herein, the Executive must continue in the employment of the Company through the end of the applicable year in order to be entitled to a bonus for such year. The Bonus for 1997 shall be prorated based on the portion of the year during which the Executive was employed by the Company (i.e., 7/12 of an earned bonus). The Bonus shall be paid in cash, not later than four weeks following the completion of the annual audit of the Company by the Company's independent accountants for the applicable year.

         4. Stock Options.

         4.1 GRANT. The Company shall cause to be granted to the Executive as promptly as practicable after the Effective Date, options to purchase an aggregate of 50,000 shares of the common stock, par value $.01 per share (the "Common Stock"), of Apogee, at an exercise price (the "Exercise Price") per share equal to the fair market value of the Common Stock on the date of grant (the "Options"). The Options shall be governed by the terms and provisions of the Apogee, Inc. 1994 Stock Option Plan, as it may be amended from time to time (the "Plan"), and of the Stock Option Certificate issued to the Executive (the "Certificate"). The Executive may be entitled to receive additional Options in such amounts and at such times as


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shall be determined by the Compensation Committee of the Board of Directors of
Apogee in its sole discretion.

         4.2 EXERCISE. Except as provided in Section 4.3 of this Agreement, (a) Options as to 25,000 shares of Common Stock shall be exercisable pursuant to
Section 4.2(i) (the "Stock Appreciation Options"), and (b) Options as to 25,000 shares of Common Stock shall be exercisable pursuant to Section 4.2(ii) (the "Time Vested Options").

             (i) Stock Appreciation Options as to 5,000 shares of Common Stock shall become exercisable if the closing price for the Common Stock as quoted on the NASDAQ National Market System shall equal or exceed 120% of the Exercise Price on at least forty-five (45) consecutive trading days subsequent to the date of the grant; Stock Appreciation Options as to an additional 5,000 shares of Common Stock shall become exercisable if the closing price for the Common Stock as quoted on the NASDAQ National Market System shall equal or exceed 140% of the Exercise Price on at least forty-five (45) consecutive trading days subsequent to the date of the grant; Stock Appreciation Options as to an additional 5,000 shares of Common Stock shall become exercisable if the closing price for the Common Stock as quoted on the NASDAQ National Market System shall equal or exceed 160% of the Exercise Price on at least forty-five (45) consecutive trading days subsequent to the date of the grant; Stock Appreciation Options as to an additional 5,000 shares of Common Stock shall become exercisable if the closing price for the Common Stock as quoted on the NASDAQ National Market System shall equal or exceed 180% of the Exercise Price on at least forty-five (45) consecutive trading days subsequent to the date of the grant; and Stock Appreciation Options as to the remaining 5,000 shares of Common Stock shall become exercisable if the closing price for the Common Stock as quoted on the NASDAQ National Market System shall equal or exceed 200% of the Exercise Price on at least forty-five (45) consecutive trading days subsequent to the date of the grant.

             (ii) The Time Vested Options shall become exercisable to purchase shares of Common Stock in accordance with the following schedule:

                                                              Cumulative Number Of Shares
                                                              Of Common Stock Covered
                                                              By The Time Vested Options
                  Period                                      Which May Be Purchased
                  ------                                      ----------------------
                  May 1, 1997 to
                  April 30, 1998.....................         0

                  May 1, 1998 to
                  April 30, 1999.....................         5,000

                  May 1, 1999 to
                  April 30, 2000.....................         10,000

                  May 1, 2000 to
                  April 30, 2001.....................         15,000

                  May 1, 2001 to
                  April 30, 2002.....................         20,000

                  On or after
                  May 1, 2002........................         25,000

         4.3 TERM OF OPTIONS. The term of the Options shall be ten years (the "Ten Year Term"). Options shall not be exercisable by the Executive following a termination of the employment of the Executive by the Company for Due Cause pursuant to Section 10.3 of this Agreement. In the event of the termination of employment of the Executive pursuant to Section 10.5 of this Agreement, the Stock Appreciation Options shall be fully vested and shall be exercisable by the Executive for a period of three months from the date of such termination pursuant to the terms and provisions of the Plan and of the Certificate. In the event of the termination of employment of the Executive other than pursuant to Sections 10.3 or 10.5 of this Agreement, the Executive shall be entitled to exercise only that number of Time Vested Options exercisable pursuant to the terms and provisions of the Plan and of the Certificate.

         5. Benefits.

         5.1 EMPLOYEE BENEFITS, PAID TIME OFF. The Executive shall be entitled to participate in the employee benefit plans and programs offered by the Company from time to time applicable to employees of Apogee and its subsidiaries, subject to the provisions of such plans and programs from time to time in effect. From the Effective Date until such time as the Executive is eligible to participate in the Company's group health insurance plan, the Company shall reimburse the Executive for the cost of any premiums incurred by the Executive for health insurance. The Executive shall be entitled to twenty-one (21) days of paid time off per year, to accrue and to be taken in accordance with Company policy.

         5.2 CAR ALLOWANCE. The Executive shall be entitled to receive a car allowance of $400 per month plus reimbursement for gasoline, tolls and parking in connection with business related travel upon the presentation of proper accounts therefor in accordance with the Company's policies.

         6. Relocation.

         6.1 NOTICE TO THE EXECUTIVE. The Executive shall be required to relocate his personal residence to the vicinity of King of Prussia, Pennsylvania (a "Relocation") to carry out the Executive's duties hereunder within ninety
(90) days of the date (the "Relocation Date") that the Company provides written notice to the Executive of his appointment to the position of President and Chief Executive Officer of the Integra Division of the Company (the "Appointment Notice"). The Company may, in its discretion, extend the Relocation Date if the Executive requests in writing at least thirty (30) days prior to the Relocation Date that the Company grant an extension of the Relocation Date. It is the intention of the Company to provide to the Executive the Appointment Notice on or before October 1, 1997.

         6.2 RELOCATION EXPENSES. (a) In the event of a Relocation, the Company shall reimburse the Executive for the following expenses (collectively, the "Relocation Expenses"): (i) a brokerage commission at the standard rate prevailing in Bergen County,

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New Jersey in connection with the sale of the Executive's current residence,
(ii) all closing costs reasonably incurred by the Executive in connection with the sale of the Executive's current residence, (iii) travel and lodging expenses associated with three (3) trips to the business location where the Executive is to be relocated incurred by the Executive to look for a new personal residence,
(iv) the expenses associated with the transportation of the Executive's personal belongings from the Executive's current residence to the Executive's new personal residence, (v) any closing costs reasonably incurred in connection with the purchase of the Executive's personal residence resulting from such Relocation; provided, however, that the Company shall not pay any mortgage points paid by the Executive in connection with the purchase of a new personal residence resulting from such Relocation, and (vi) any other identifiable miscellaneous Relocation costs not to exceed $10,000 upon the presentation of proper accounts therefor.

             (b) Prior to a Relocation, the Company shall reimburse the Executive for a three (3) month period for the reasonable and necessary out-of-pocket costs incurred by the Executive in connection with his living accommodations in the vicinity of his principal office. In the event that the Company determines that the Executive should rent an apartment, the Company shall provide the Executive with an apartment for the Executive in the vicinity of his principal office and shall reimburse him for his reasonable rental expenses for a three (3) month period. The Company shall reimburse the Executive for all of the expenses set forth in this Section 6.2 upon the presentation of proper receipts therefor in accordance with the Company's policies.

             (c) Notwithstanding the foregoing, if the Executive terminates his employment with the Company on or before September 30, 1998, other than by reason of a termination by the Executive pursuant to Section 10.5 of this Agreement, the Executive shall repay to the Company (i) the Relocation Expenses paid by the Company pursuant to Section 6.2(a) of this Agreement, and (ii) all out-of-pocket costs and rental expenses paid by the Company pursuant to Section 6.2(b) of this Agreement immediately upon such termination.

         7. Confidential Information. The Executive agrees that the Executive shall not, at any time, use any Confidential Information (as hereinafter defined) except in the regular course of the Executive's employment hereunder, or disclose any Confidential Information to any person or entity other than an employee or professional adviser of the Company. "Confidential Information" means any information of a confidential or proprietary nature relating to the business of the Company and its clients; provided, however, that Confidential Information shall not include information which (i) becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive, (ii) was available to the Executive on a non-confidential basis prior to the Executive's employment with the Company or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its affiliates, provided that such source is not bound by a confidentiality agreement with the Company.

         8. Non-Competition.

         8.1 The Executive agrees that the Executive shall not, during the period of the Executive employment, and thereafter for the Applicable Period (as hereinafter defined) commencing on the date of termination of his employment with the Company, whether by the


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Executive or by the Company, (a) engage, whether as principal, agent, investor
(except as an owner of less than a 5% interest in a publicly held company), distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture anywhere in the United States which is directly competitive with the business of the Company, (b) solicit or entice or endeavor to solicit or entice away from the Company any person who was or is at the time of solicitation an employee of the Company, either for the Executive's own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company, (c) employ, directly or indirectly, any person who was an employee of the Company at the date of termination of the Executive's employment or within six (6) months prior to such date of termination, or (d) solicit or entice or endeavor to solicit or entice away from the Company (i) any client or customer of the Company or (ii) any corporation, individual or firm with which the Company is, or has been during the last six (6) months of the Executive's employment with the Company, in active negotiations in connection with becoming a client, customer, acquisition candidate, vendor, supplier or joint venture partner of the Company, either for the Executive's own account or for any individual, firm or corporation. For purposes hereof, the term "Applicable Period" shall mean (x) in the case of acts described in subparagraph (a) of this Section 8, six (6) months, and (y) in the case of acts described in subparagraphs (b), (c) and (d) of this Section 8, twelve (12) months.

         8.2 In the event that (i) the President of Apogee does not appoint the Executive to the position of President and Chief Executive Officer of the Integra Division on or before January 1, 1998, and (ii) the Executive provides at least thirty (30) days' prior written notice to the Company that the Executive intends to terminate this Agreement pursuant to Section 10.5 of this Agreement, the Executive shall have no obligations under subsection (a) of
Section 8.1 of this Agreement. The Executive's obligations under subsections
(b), (c) and (d) of Section 8.1 of this Agreement shall remain in full force and effect.

         9. Equitable Relief. In the event of a breach or threatened breach by the Executive of any of the provisions of Sections 7 or 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to an injunction or similar equitable relief from any court of competent jurisdiction restraining the Executive from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Executive under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have.

         10. Termination of Employment.

         10.1 DEATH. Upon the Executive's death during the Term, the Company will pay the Executive's estate or other legal representative the Executive's salary (at the annual rate then in effect) accrued to the date of death and not theretofore paid to the Executive. The rights and benefits of the Executive's estate or other legal representative under the benefit plans and programs of the Company shall be determined by reference to the provisions of such plans and



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programs of the Company at the time in effect. The estate or other legal representative of the Executive and the Company shall have no further rights or obligations under this Agreement.

         10.2 DISABILITY. If, during the Term, the Executive shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall for a period of sixty (60) consecutive days be unable to materially perform his duties hereunder, with reasonable accommodation, the employment of the Executive hereunder may be terminated by the Company upon thirty (30) days' (the "Notice Period") notice to the Executive; provided, however, that the Executive's employment by the Company shall not be terminated pursuant to this Section 10.2 if the Executive returns to work and is able to materially perform his duties hereunder during the Notice Period. In the event of such termination, the Company shall pay the Executive his salary (at the annual rate then in effect) accrued to the effective date of such termination and not theretofore paid to the Executive. The Executive's rights under the benefit plans and programs of the Company shall be determined by reference to the provisions of such plans and programs at the time in effect. In the event of such termination, neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as set forth in Sections 7, 8 and 9.

         10.3 DUE CAUSE. The employment of the Executive hereunder may be terminated by the Company at any time during the Term for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Executive his salary (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Executive, and, after the satisfaction of any claim of the Company against the Executive arising as a direct and proximate result of such Due Cause, neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8 and 9. Rights and benefits of the Executive under the benefit plans and programs of the Company will be determined in accordance with the terms and provisions of such plans and programs. For purposes hereof, "Due Cause" shall mean (i) a material breach of any of the Executive's obligations under this Agreement, (ii) that the Executive, in carrying out his duties hereunder, has been guilty of (A) willful or gross neglect or (B) willful or gross misconduct, resulting in either case in material harm to the Company or Apogee, (iii) that the Executive has been convicted of
(A) a felony or (B) any offense involving moral turpitude, or (iv) in the event that the Company provides to the Executive the Appointment Notice, the failure by the Executive to relocate his personal residence to the vicinity of King of Prussia, Pennsylvania by the Relocation Date or such later date as the Company, in its discretion, may designate, if the Executive requests in writing at least thirty (30) days prior to the Relocation Date that the Company grant an extension of the Relocation Date. In the event of an occurrence of an event constituting Due Cause under this Section 10.3, the Executive shall be given written notice by the Company that it intends to terminate the Executive's employment for Due Cause under this Section 10.3, which written notice shall specify in detail the act or acts upon the basis of which the Company intends so to terminate the Executive's employment. If the basis for such written notice is an act or acts described in clause (i) above and not involving moral turpitude, the Executive shall be given fourteen (14) days to cease or correct the performance (or nonperformance) giving rise to such written notice and, upon failure of the Executive within such fourteen (14) days to cease or correct such performance (or nonperformance), the Executive's employment by the Company shall automatically be terminated hereunder for Due Cause.



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         10.4 OTHER TERMINATION BY THE COMPANY. The Company may terminate the
Executive's employment at any time during the Term for whatever reason it deems appropriate; provided, however, that in the event that such termination is not pursuant to Sections 10.1, 10.2 or 10.3 of this Agreement, the Company shall pay to the Executive severance pay in the form of salary continuation (at the annual rate then in effect) until the expiration of a period of twelve (12) months beginning on the date of termination of employment hereunder (the "Salary Continuation Period"); provided, however, that, during months seven through twelve of the Salary Continuation Period, the Executive shall be required to seek subsequent employment (whether as an employee, a consultant or otherwise) and, upon obtaining such subsequent employment (whether as an employee, a consultant or otherwise), to inform the Company that he obtained such employment and to offset any amounts earned from such subsequent employment (whether as an employee, a consultant or otherwise) against such salary continuation by the Company. In the event of such termination, neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as set forth in Sections 7, 8 and 9.

         10.5 TERMINATION BY THE EXECUTIVE. In the event that the President of Apogee does not appoint the Executive to the position of President and Chief Executive Officer of the Integra Division on or before January 1, 1998, the Executive shall be entitled to terminate this Agreement on a date at least thirty (30) days after January 1, 1998 by giving at least thirty (30) days' prior written notice to the Company that the Executive intends to terminate his employment under this Section 10.5. Upon such termination, the Company shall pay to the Executive his salary (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Executive, and the Stock Appreciation Options shall be fully vested and shall be exercisable by the Executive for a period of three months from the date of such termination of the Executive's employment pursuant to the terms and provisions of the Plan and of the Certificate. The Executive's rights and benefits under the benefit plans and programs of the Company shall be determined by reference to the provisions of such plans and programs at the time in effect. In the event of such termination, neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as set forth in Sections 7, 8 and 9.

         11. Entire Agreement. This Agreement contains all the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or written, if any there be, previously entered into by the Executive and the Company with respect thereto.

         12. Amendments, Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly authorized representative of the Company.

         13. Notices. Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate by like notice:

                  If to the Company:

                           Apogee, Inc.
                           1018 West Ninth Avenue
                           King of Prussia, Pennsylvania  19406
                           Attention:  President

                  If to the Executive:

                           Eric E. Anderson, Ph. D.
                           21 Hillcrest Drive
                           Upper Saddle River, New Jersey 07458

                  14. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

                  15. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania applicable in the case of agreements made and entirely performed in such Commonwealth.

                  16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall, except as provided in
Section 9 hereof, be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration award shall include an award of attorneys' fees to the prevailing party. The arbitration shall be held in the Philadelphia, Pennsylvania metropolitan area.

*  *  *

         If the foregoing accurately sets forth our agreement, please indicate your acceptance hereof on the enclosed counterpart of this letter and return such counterpart to the Company.

                                             Very truly yours,

                                             APOGEE OF PENNSYLVANIA, INC.

                                             By /s/ Lawrence M. Davies
                                                ----------------------------
                                                Name:  Lawrence M. Davies
                                                Title: President

Accepted:



/s/ Eric E. Anderson, Ph.D.
------------------------------
Eric E. Anderson, Ph.D.